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                                                                   Exhibit 11.1
                         WORLDCOM, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)

                                                     For the Three Months Ended
                                                              March 31,
                                                     --------------------------
                                                         1996          1995
                                                     ------------  ------------

Primary:
  Weighted average shares outstanding                     193,783       160,396
  Common stock equivalents                                  3,736         6,377
                                                     ------------  ------------
                                                          197,519       166,773
                                                     ============  ============

Fully diluted:
  Weighted average shares outstanding                     193,783       160,396
  Common stock equivalents                                  4,293         6,636
  Common stock issuable upon conversion of:
    5% convertible notes                                    5,135         5,135
    Series 1 preferred stock                                   --        21,877
    Series 2 preferred stock                                2,633         4,233
                                                     ------------  ------------
                                                          205,844       198,277
                                                     ============  ============

Income applicable to common shareholders             $     84,995  $     47,024
Add back:
  Interest on 5% convertible notes, net of taxes            1,491         1,491
  Series 1 preferred dividend requirement                      --         6,126
  Series 2 preferred dividend requirement                     505           813
                                                     ------------  ------------
Net income applicable to common shareholders         $     86,991  $     55,454
                                                     ============  ============

Earnings per share:
  Primary                                            $       0.43  $       0.28
  Fully diluted                                      $       0.42  $       0.28